Amendment to Accounting Services Agreement

This Amendment to Accounting Services Agreement (the “Amendment”) is made and entered into as of the 4th day of November, 2013 by and between Endurance Series Trust, a Delaware business trust (the “Trust”) and Mutual Shareholder Services, LLC, a Delaware limited liability company (the “MSS”).

WHEREAS, the Trust and MSS previously entered into that certain Accounting Services Agreement dated as of January 1, 2013 (the “Agreement”); and

WHEREAS, the Trust and MSS wish to amend the Agreement to add the Gator Opportunities Fund as an additional Fund under the Agreement;

NOW, THEREFORE, in consideration of the mutual covenants contained herein and further good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1.

Amendment.  Exhibit A to the Agreement is hereby amended to add the Gator Opportunities Fund.

2.

No Further Changes.  The remainder of the Agreement shall remain in effect with no further changes.

IN WITNESS WHEREOF, the parties hereto have duly caused this Amendment to be executed as of the day and year first above written.

ENDURANCE SERIES TRUST

MUTUAL SHAREHOLDER SERVICES, LLC

By: /s/ Andres Sandate

By: /s/ Gregoary B. Getts

Name: Andres Sandate

Name: Greg Getts

Title: President

Title: